As filed with the Securities and Exchange Commission on January 8, 2008
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-134769)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Printronix, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-2903992 (I.R.S. Employer Identification No.)
14600 Myford Road
Irvine, California 92606
(Address, Including Zip Code, of Principal Executive Offices)

Printronix, Inc.
2005 Stock Option Plan
(Full title of the plans)

Robert A. Kleist
Chief Executive Officer
Printronix, Inc.
14600 Myford Road
Irvine, California 92606
(714) 368-2300
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
COPY TO:
Steve L. Camahort, Esq.
O’Melveny & Myers LLP
275 Battery Street, Suite 2600
San Francisco, California 94111

RECENT EVENTS: DEREGISTRATION
SIGNATURES

RECENT EVENTS: DEREGISTRATION
The Registration Statement on Form S-8 (Registration No. 333-134769) (the “Registration Statement”) of Printronix, Inc., a Delaware corporation (“Printronix”), pertaining to the registration of 600,000 shares of common stock of Printronix, par value $0.01 per share (the “Printronix Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on June 6, 2006.
Pioneer Holding Corp., a Delaware corporation (“Pioneer”), Pioneer Sub Corp., a Delaware corporation and wholly owned subsidiary of Pioneer (“Merger Sub”), and Printronix entered into an Agreement and Plan of Merger dated as of October 1, 2007 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into Printronix, Printronix would become a wholly-owned subsidiary of Pioneer, and all outstanding shares of Printronix Common Stock would be converted into the right to receive $16.00 in cash (these actions are collectively referred to as the “Merger”).
On December 27, 2007, Printronix held a special meeting of stockholders at which the Printronix stockholders adopted the Merger Agreement. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on January 8, 2008 (the “Effective Time”).
As a result of the Merger, Printronix has terminated all offerings of Printronix Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Printronix in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Printronix Common Stock which remain unsold at the termination of the offering, Printronix hereby removes from registration all shares of Printronix Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on January 8, 2008 in the capacities indicated.

PRINTRONIX, INC.
By:	/s/ Robert A. Kleist
Robert A. Kleist
Chief Executive Officer (Principal Executive Officer)

Signature	Title	Date

/s/ George Harwood George Harwood	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 8, 2008

/s/ Alexander R. Slusky Alexander R. Slusky	Director	January 8, 2008

/s/Amish Mehta Amish Mehta	Director	January 8, 2008

/s/ Dewey Chambers Dewey Chambers	Director	January 8, 2008